EXHIBIT 5

                           [LETTERHEAD OF TORYS LLP ]

                               February 19th, 2002


Universal Communication Systems, Inc.
407 Lincoln Rd, Suite 6K
Miami Beach, Florida  33139

Dear Sirs:

                  We have acted as counsel for Universal Communication Systems, Inc., a Nevada corporation (the "Company"), in connection with the registration statement on Form S-8 being filed by the Company under the Securities Act of 1933, as amended, with respect to 5,000,000 shares (the "Shares") of the Company's common stock, $.001 par value (the "Common Stock"), which may be issued by the Company pursuant to the Company's 2002-B Stock Compensation Plan (the "Plan").

                  In connection with such registration statement, we have examined such records and documents and such questions of law as we have deemed appropriate for purposes of this opinion. On the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the filing of this opinion as an exhibit to the foregoing registration statement.

                                            Very truly yours,



                                            /s/ Torys LLP
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